Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Kate Stoltenberg	J.C. Weigelt
kstoltenberg@sjm.com	jweigelt@sjm.com
Tel 651 756 3388	Tel 651 756 4347

St. Jude Medical Reports Second Quarter 2015 Results

ST. PAUL, Minn. – July 22, 2015 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for its second quarter ended July 4, 2015.

Second quarter 2015 highlights:

•                  Net sales increased by approximately 6 percent on a constant currency basis compared to the prior year quarter

•                  CardioMEMS™ HF System sales totaled approximately $20 million

•                  Atrial fibrillation revenue increased by approximately 18 percent on a constant currency basis due to global market share gains driven by the St. Jude Medical FlexAbilityTM and TactiCathTM Quartz Contact Force ablation catheters

•                  Worldwide neuromodulation revenue increased by approximately 17 percent on a constant currency basis, marking the fourth consecutive quarter of sales acceleration on a year over year basis

Second Quarter 2015 Sales

The company reported net sales of $1.410 billion in the second quarter of 2015, a 3 percent decrease compared to net sales of $1.448 billion in the second quarter of 2014. On a constant currency basis, net sales increased by approximately 6 percent compared to the second quarter of 2014.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “St. Jude Medical’s second quarter results reflect the continued success of our innovation-based growth strategy. We remain confident in our key programs that accelerated sales growth in the first half of 2015 and are raising our sales guidance in order to demonstrate our strong outlook for the remainder of the year.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $670 million for the second quarter of 2015, a 9 percent decline compared to the prior year quarter. After adjusting for the impact of foreign currency, CRM sales decreased 1 percent compared to the prior year quarter.

Of that total, ICD product sales were $421 million in the second quarter, a 9 percent decline on a reported basis and decreased 2 percent on a constant currency basis compared to the prior year quarter.

Second quarter pacemaker sales were $249 million, an 8 percent decline compared to the prior year quarter. On a constant currency basis, pacemaker product sales increased 1 percent compared to the prior year quarter.

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $279 million, a 9 percent increase compared to the prior year quarter. On a constant currency basis, AF product sales increased 18 percent compared to the prior year quarter.

Cardiovascular

Total cardiovascular sales, which primarily include structural heart and vascular products, were $343 million for the second quarter of 2015, a 2 percent decline compared to the prior year quarter. On a constant currency basis, cardiovascular sales increased 7 percent compared to the prior year quarter.

Structural heart product sales for the second quarter of 2015 were $159 million, up 2 percent on a constant currency basis compared to the prior year quarter.

Sales of vascular products in the second quarter of 2015 were $184 million, a 12 percent increase on a constant currency basis compared to the prior year quarter.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $118 million in the second quarter of 2015, a 10 percent increase on a reported basis and a 17 percent increase on a constant currency basis compared to the prior year quarter.

Second Quarter Earnings Results

In the second quarter the Company recognized net after-tax benefits of $20 million, or $0.07 per diluted share, primarily related to acquisition-related adjustments, discrete income tax benefits and ongoing restructuring activities. Including these items, reported net earnings for the second quarter of 2015 were $290 million or $1.02 per share, compared with reported net earnings for the second quarter of 2014 of $270 million or $0.93 per share. Reported results also include the $17 million after-tax impact, or $0.06 per diluted share, of amortization of intangible assets.

In accordance with GAAP, reported net earnings for the second quarter 2015 do not include any benefit from the federal research and development tax credit, which has yet to be extended for 2015. Including the benefit of this adjustment and excluding the second quarter net credits and intangible amortization expense, adjusted net earnings for the second quarter of 2015 were $293 million, or $1.03 per share. A reconciliation of the Company’s non-GAAP adjusted results to the Company’s GAAP reported results is provided in the schedules at the end of the press release.

Third Quarter and Full-Year 2015 Sales and Earnings Guidance

For the third quarter, St. Jude Medical expects revenue to grow in the range of 5 percent to 7 percent on a constant currency basis compared to the third quarter of 2014 with currency negatively impacting third quarter revenue by approximately $105 million to $115 million. For the full-year 2015, the company now expects total revenue to grow in the range of 4 percent to 6 percent on a constant currency basis with currency negatively impacting full-year 2015 revenue by approximately $385 million to $410 million. During its earnings conference call today, St. Jude Medical will provide an update to its range for revenue expectations for the full-year 2015 by product category.

The company expects its consolidated adjusted net earnings for the third quarter of 2015 to be in the range of $0.96 to $0.98 per share and for full-year 2015 consolidated adjusted net earnings to be in the range of $3.96 to $4.00. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedules at the end of the press release.

Conference Call / Webcast

St. Jude Medical’s second quarter earnings call can be heard live via webcast today beginning at 7 a.m. CT via the St. Jude Medical Investor Relations website (investors.sjm.com). Approximately one hour following the call (and archived for 90 days), a replay will be available on the Investor Events and Presentations webpage in the Investor Relations section of the St. Jude Medical website.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com or follow us on Twitter @StJudeMedicalIR.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 2015. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of 2Q15 Sales and Reconciliation to Constant Currency Sales Growth

(in millions)

(unaudited)	2Q15 Sales	2Q14 Sales	Reported % Change vs. 2Q14	Constant Currency % Change vs. 2Q14	Reported $ Change vs. 2Q14	Constant Currency $ Change vs. 2Q14	Foreign Currency Impact
Total Sales	$1,410	$1,448	-3%	6%	-$38	$80	-$118
Total International Sales	$697	$779	-10%	5%
Total U.S. Sales	$713	$669	7%
Worldwide Cardiac Rhythm Management	$670	$733	-9%	-1%	-$63	-$10	-$53
International Cardiac Rhythm Management	$300	$351	-14%	1%
U.S. Cardiac Rhythm Management	$370	$382	-3%
Worldwide ICD	$421	$462	-9%	-2%	-$41	-$11	-$30
International ICD	$156	$187	-17%	-1%
U.S. ICD	$265	$275	-4%
Worldwide Pacemakers	$249	$271	-8%	1%	-$22	$1	-$23
International Pacemakers	$144	$164	-12%	2%
U.S. Pacemakers	$105	$107	-2%
Worldwide Atrial Fibrillation	$279	$257	9%	18%	$22	$47	-$25
International Atrial Fibrillation	$159	$159	0%	15%
U.S. Atrial Fibrillation	$120	$98	22%
Worldwide Cardiovascular	$343	$351	-2%	7%	-$8	$25	-$33
International Cardiovascular	$202	$233	-13%	1%
U.S. Cardiovascular	$141	$118	19%
Worldwide Structural Heart	$159	$171	-7%	2%	-$12	$4	-$16
International Structural Heart	$102	$116	-12%	1%
U.S. Structural Heart	$57	$55	4%
Worldwide Vascular	$184	$180	2%	12%	$4	$21	-$17
International Vascular	$100	$117	-15%	0%
U.S. Vascular	$84	$63	32%
Worldwide Neuromodulation	$118	$107	10%	17%	$11	$18	-$7
International Neuromodulation	$36	$36	1%	21%
U.S. Neuromodulation	$82	$71	15%

Note: Percentage changes are based on actual, non-rounded amounts and may not recalculate precisely.

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	July 4, 2015	January 3, 2015
Cash and cash equivalents	$910	$1,442
Accounts receivable, net	1,240	1,215
Inventories	817	784
Other current assets	459	473
Property, plant & equipment, net	1,298	1,343
Goodwill	3,520	3,532
Other intangible assets, net	801	851
Other assets	589	567
Total assets	$9,634	$10,207

Current debt obligations	$1,979	$1,593
Other current liabilities	1,035	1,073
Long-term debt	1,762	2,273
Long-term other liabilities	1,017	1,024
Total equity	3,841	4,244
Total liabilities & equity	$9,634	$10,207

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended

	July 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Net sales	$1,410	$1,448	$2,755	$2,811
Cost of sales:
Cost of sales before special charges	419	407	812	789
Special charges	5	26	7	27
Total cost of sales	424	433	819	816
Gross profit	986	1,015	1,936	1,995

Selling, general & administrative expense	447	502	877	946
Research & development expense	171	178	338	348
Amortization of intangible assets	24	21	48	42
Special charges	30	25	34	58
Operating profit	314	289	639	601
Other expense, net	20	21	37	41
Earnings before noncontrolling interest and income taxes	294	268	602	560
Income taxes	12	22	64	75
Net earnings before noncontrolling interest	282	246	538	485
Net loss attributable to noncontrolling interest	(8)	(24)	(14)	(34)
Net earnings attributable to St. Jude Medical, Inc.	$290	$270	$552	$519

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$1.02	$0.93	$1.93	$1.80
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) (1)	$1.03	$1.07	$1.95	$2.07

Cash dividends declared per share	$0.29	$0.27	$0.58	$0.54

Weighted average shares outstanding- diluted	285.5	288.9	286.3	289.1

(1) See accompanying reconciliation tables.

Non-GAAP Financial Measures Reconciliations (Unaudited)

	Three Months Ended July 4, 2015

(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.	Diluted EPS growth rate

As reported (GAAP)	$294	$12	4.1%	$282	$(8)	$290	$1.02	10%

Restructuring activities	36	11		25	-	25	0.09
Acquisition-related costs	(10)	1		(11)	4	(15)	(0.05)
Product field action costs and litigation costs	(1)	-		(1)	-	(1)	0.00
Amortization of intangible assets	24	7		17	-	17	0.06
Discrete income tax benefits	-	29		(29)	-	(29)	(0.10)
R&D credit	-	(6)		6	-	6	0.02

As adjusted (Non-GAAP)	$343	$54	15.7%	$289	$(4)	$293	$1.03	-4%

Unfavorable foreign currency impact vs. 2014							0.18

Constant currency as adjusted (non-GAAP)							$1.21	13%

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Total

Special charges (cost of sales)	$9	$-	$(4)	$5
Selling, general & administrative expense	-	(11)	-	(11)
Research & development expense	-	1	-	1
Special charges (operating expenses)	27	-	3	30
	$36	$(10)	$(1)	$25

	Three Months Ended June 28, 2014

(in millions, except per share amounts)	Earnings before noncontrolling interest and income taxes	Income taxes	Effective tax rate	Net earnings before noncontrolling interest	Net loss attributable to noncontrolling interest	Net earnings attributable to St. Jude Medical, Inc.	Diluted net earnings per share attributable to St. Jude Medical, Inc.

As reported (GAAP)	$268	$22	8.2%	$246	$(24)	$270	$0.93

Restructuring activities	60	18		42	-	42	0.15
Acquisition-related costs	31	6		25	16	9	0.03
Product field action costs and litigation costs	18	7		11	-	11	0.04
Legal settlements	(27)	(10)		(17)	-	(17)	(0.06)
Amortization of intangible assets	21	8		13	-	13	0.04
Discrete income tax benefits	-	24		(24)	-	(24)	(0.08)
R&D credit	-	(4)		4	-	4	0.01

As adjusted (Non-GAAP)	$371	$71	19.1%	$300	$(8)	$308	$1.07

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Total

Special charges (cost of sales)	$26	$-	$-	$-	$26
Selling, general & administrative expense	-	31	-	-	31
Special charges (operating expenses)	34	-	18	(27)	25
	$60	$31	$18	$(27)	$82

	Six Months Ended July 4, 2015

	Earnings before			Net earnings	Net loss		Diluted net
	noncontrolling			before	attributable to	Net earnings	earnings per share
	interest and			noncontrolling	noncontrolling	attributable to St.	attributable to St.	Diluted EPS
(in millions, except per share amounts)	income taxes	Income taxes	Effective tax rate	interest	interest	Jude Medical, Inc.	Jude Medical, Inc.	growth rate

As reported (GAAP)	$602	$64	10.6%	$538	$(14)	$552	$1.93	7%

Restructuring activities	49	14		35	-	35	0.12
Acquisition-related costs	(32)	2		(34)	4	(38)	(0.13)
Product field action costs and litigation costs	2	1		1	-	1	0.00
Legal settlements	(10)	(4)		(6)	-	(6)	(0.02)
Amortization of intangible assets	48	15		33	-	33	0.12
Discrete income tax benefits	-	29		(29)	-	(29)	(0.10)
R&D credit	-	(11)		11	-	11	0.04

As adjusted (Non-GAAP)	$659	$110	16.7%	$549	$(10)	$559	$1.95	-6%

Unfavorable foreign currency impact vs. 2014							0.33

Constant currency as adjusted (non-GAAP)							$2.28	10%

			Product field
	Restructuring	Acquisition-	action costs and
	activities	related costs	litigation costs	Legal settlements	Total

Special charges (cost of sales)	$13	$-	$(6)	$-	$7
Selling, general & administrative expense	-	(33)	-	-	(33)
Research & development expense	-	1	-	-	1
Special charges (operating expenses)	36	-	8	(10)	34
	$49	$(32)	$2	$(10)	$9

	Six Months Ended June 28, 2014

	Earnings before			Net earnings	Net loss		Diluted net
	noncontrolling			before	attributable to	Net earnings	earnings per share
	interest and			noncontrolling	noncontrolling	attributable to St.	attributable to St.
(in millions, except per share amounts)	income taxes	Income taxes	Effective tax rate	interest	interest	Jude Medical, Inc.	Jude Medical, Inc.

As reported (GAAP)	$560	$75	13.4%	$485	$(34)	$519	$1.80

Restructuring activities	94	29		65	-	65	0.22
Acquisition-related costs	33	6		27	16	11	0.04
Product field action costs and litigation costs	18	7		11	-	11	0.04
Legal settlements	(27)	(10)		(17)	-	(17)	(0.06)
Amortization of intangible assets	42	16		26	-	26	0.09
Discrete income tax benefits	-	24		(24)	-	(24)	(0.08)
R&D credit	-	(8)		8	-	8	0.03

As adjusted (Non-GAAP)	$720	$139	19.3%	$581	$(18)	$599	$2.07

	Restructuring activities	Acquisition- related costs	Product field action costs and litigation costs	Legal settlements	Total

Special charges (cost of sales)	$27	$-	$-	$-	$27
Selling, general & administrative expense	-	33	-	-	33
Special charges (operating expenses)	67	-	18	(27)	58
	$94	$33	$18	$(27)	$118

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

Tax rates vary and are applied based on the item’s nature and tax jurisdiction where it is incurred.

2015 Earnings Guidance Reconciliation

(Unaudited)

	Third Quarter	Full Year

Estimated 2015 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.84 - $0.86	$3.70 - $3.74
Estimated restructuring activities	0.02	0.16
Estimated acquisition-related costs	0.02	(0.09)
Legal settlements	-	(0.02)
Estimated amortization of intangible assets	0.06	0.23
Discrete income tax benefits	-	(0.10)
Estimated R&D credit	0.02	0.08
Estimated 2015 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.96 - $0.98	$3.96 - $4.00

The sum of the components may not equal the total due to rounding and quantities of shares outstanding in different periods.

2015 Sales Guidance Reconciliation

(in millions)

(Unaudited)

	Third Quarter	Full Year

2014 total sales	$1,372	$5,622
Estimated 2015 sales	$1,325 - $1,365	$5,435 - $5,575
Estimated 2015 % change vs 2014	(3%) - (1%)	(3%) - (1%)

Estimated unfavorable foreign currency impact vs 2014	$105 - $115	$385 - $410
Estimated constant currency 2015 total sales (Non-GAAP)	$1,440 - $1,470	$5,845 - $5,960
Estimated 2015 constant currency % change vs 2014 (Non-GAAP)	5% - 7%	4% - 6%

Non-GAAP Financial Measures

The company provides the following non-GAAP financial measures because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments discussed below.  St. Jude Medical management uses these non-GAAP financial measures to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

•                  Adjusted earnings before noncontrolling interest and income taxes

•                  Adjusted income taxes and adjusted effective tax rate

•                  Adjusted net earnings before noncontrolling interest

•                  Adjusted net loss attributable to noncontrolling interest

•                  Adjusted net earnings attributable to St. Jude Medical, Inc.

•                  Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted diluted EPS growth rate

•                  Adjusted constant currency diluted net earnings per share attributable to St. Jude Medical, Inc. and adjusted constant currency diluted EPS growth rate

The adjustments made to GAAP financial measures result from facts and circumstances that vary in frequency and impact on the Company’s results of operations.  The following is an explanation of each of the adjustments that management excludes in calculating its non-GAAP measures.

Restructuring activities – These amounts represent severance costs and other termination benefits, inventory write-offs primarily associated with discontinued product lines, fixed asset write-offs related to assets no longer expected to be utilized and other restructuring costs.

Acquisition-related costs – These amounts consist of contingent consideration fair value adjustments, acquired inventory step-up amortization, other transaction costs and integration costs.

Product field action costs and litigation costs – These amounts primarily relate to inventory write-off and disposal costs, additional warranty and patient monitoring costs, and estimated legal costs for outstanding legal matters associated with product field actions.

Legal settlements – These amounts consist of losses that are probable and reasonably estimable, gains related to favorable resolutions of litigation matters and probable insurance recoveries.

Amortization of intangible assets – These amounts represent the non-cash amortization expenses we recognized for definite-lived intangible assets.

Discrete income tax items – These amounts represent tax effects related to significant unusual or infrequent items not attributable to current-year ordinary income, such as settlement of tax positions and discrete tax adjustments to uncertain tax positions.

R&D credit – These amounts represent the impact of the federal research and development tax credit to present comparative periods assuming that the tax credit had been enacted in all periods presented.

Foreign currency impact – These amounts represent the impact to net sales and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. after translating net sales and the consolidated statement of earnings at comparable prior period foreign currency exchange rates.

The company also provides constant currency sales growth and constant currency adjusted EPS growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted EPS. St. Jude Medical management uses constant currency sales growth and constant currency adjusted EPS growth to forecast and evaluate the operational performance of the company as well as to compare sales and adjusted EPS of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.